Exhibit 99.1

September 4, 2009

Edward J. Swotek, Senior Vice President

Immediately

TierOne To Sell Omaha and Other Selected Bank Offices
Move Returns TierOne Bank to Historic Community Bank Footprint; Expected to Increase Capital Position

LINCOLN, NE – September 4, 2009 - TierOne Corporation (NASDAQ:  TONE) (“Company”), the holding company for TierOne Bank (“Bank”), announced today the Company and the Bank have entered into a definitive agreement (“Agreement”) to sell deposits, selected loans and other assets associated with 32 of the Bank’s branch offices to Great Western Bank, a South Dakota-based subsidiary of National Australia Bank.  The transaction, which is subject to regulatory approval and other customary closing conditions, is expected to be completed as soon as late 2009.

Under the terms of the Agreement, Great Western Bank will assume approximately $1.1 billion in deposits.  The Bank will transfer or sell to Great Western Bank approximately  $800.0 million in loans, $20.0 million in real estate and other assets and the balance in cash or securities less a $55.0 million deposit premium paid.

The branch offices involved in the transaction are located in Broken Bow, Burwell, Callaway, Columbus (2), Gothenburg, Grand Island (2), Holdrege (2), Lexington (3), McCook, North Platte (2), O’Neill, Omaha (9), Ord, Papillion and St. Paul, Nebraska and three offices located in Council Bluffs, Iowa.  Many of the branch offices being sold were acquired by the Company in its 2004 acquisition of United Nebraska Bank.  The remaining branches consist of other facilities the Bank has built or acquired.

“After the branch office sale, TierOne Bank will return to its historic community bank footprint and will enhance its capital position,” said Gilbert G. Lundstrom, chairman and chief executive officer.  “Completion of the transaction will fortify the Bank’s capital levels.  This additional capital will strengthen our ability to continue to address selected asset quality issues and improve our capacity to manage through this challenging economic period.  As we have in the past, we will continue to evaluate our loan portfolio and take necessary action to manage our balance sheet.”

Upon completion of the transaction, TierOne Bank will have 37 banking offices located in Nebraska, Iowa and Kansas and approximately $2.0 billion in assets, or about the same asset size the Bank was prior to its United Nebraska Bank acquisition.

“TierOne Bank’s solid presence in its robust headquarters city of Lincoln, combined with its highly respected position in many of our market area’s leading communities, will continue to serve as a strong foundation for our future success,” Lundstrom added.  “Looking forward, with one of the larger retail franchises in our region and enhanced capital levels, we plan to strengthen our legacy as a responsive community bank and build upon the trust and loyalty TierOne Bank has earned from our employees, customers and communities over our 102-year history.”

Corporate Profile
TierOne Corporation is the parent company of TierOne Bank, a $3.2 billion federally chartered savings bank and the largest publicly traded financial institution headquartered in Nebraska.  Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  Factors which could result in material variations include, but are not limited to, unanticipated issues affecting the proposed transaction with Great Western Bank, including that conditions precedent to closing (including receipt of regulatory approval) may not be satisfied; unanticipated deterioration in the Company’s loan portfolio or deposit base; changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions, including any unanticipated issues that could impact management’s judgment as to the adequacy of loan loss reserves; inability to achieve expected results pursuant to the Company’s plan to address asset quality, restore long-term profitability and increase capital; unanticipated issues associated with increases in the levels of losses, customer bankruptcies, claims and assessments; events related to compliance with the supervisory agreement with the Office of Thrift Supervision or actions by regulators, including with respect to the adequacy of loan loss reserves, charge-offs or regulatory capital; other issues that may arise relative to loan loss provisions and charge-offs in connection with the Company’s loan portfolio, as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT:	Edward J. Swotek, Senior Vice President
Investor Relations Department
(402)473-6250
investorrelations@tieronecorp.com

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